Exhibit 99.1

Leap Therapeutics Announces Closing of Previously Announced Equity Financing

Cambridge, MA – January 7, 2020 – Leap Therapeutics, Inc. (Nasdaq:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the closing of its previously announced equity financing to issue 1,421,801 shares of newly designated Series A mandatorily convertible preferred stock to a lead institutional investor, at a price of $10.54 per share, and an aggregate of 1,137,442 shares of newly designated Series B mandatorily convertible preferred stock to BeiGene and Perceptive Advisors, at a price of $10.55 per share. The preferred stock price reflects a common stock equivalent price of $1.055 per share, the closing price for Leap’s common stock on the Nasdaq Global Market on the day of pricing, January 2, 2020 and, in the case of the Series A mandatorily convertible preferred stock, reflects a per share reduction equal to the exercise price of the pre-funded warrant issued upon conversion of the Series A mandatorily convertible preferred stock. The holder of Series A mandatorily convertible preferred stock also received a share of a newly designated special voting preferred stock that will entitle it to elect one member of Leap’s Board of Directors.

Upon approval by the stockholders of Leap, the Series A mandatorily convertible preferred stock will automatically convert into pre-funded warrants to purchase 14,218,010 shares of common stock and the Series B mandatorily convertible preferred stock will automatically convert into 11,374,420 shares of common stock, plus that number of additional shares of common stock representing payment of an 8% per annum accruing dividend on each share of preferred stock as of the conversion date. Upon stockholder approval and conversion of the preferred stock, the investors will also receive warrants to purchase up to an equal number of shares of common stock at an exercise price of $2.11 per share. The aggregate gross proceeds to Leap from this offering are approximately $27 million, before deducting placement agent fees and estimated offering expenses payable by Leap, and excluding proceeds from the exercise of any warrants.

Raymond James & Associates, Inc. was the placement agent for the equity financing.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Leap has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Leap Therapeutics

Leap Therapeutics (Nasdaq:LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric, hepatobiliary, gynecologic, and prostate cancers. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements regarding expectations with respect to the the closing of the equity financing, receiving stockholder approval at the special meeting of stockholders, development and advancement of DKN-01, including the initiation, timing and design of future studies, enrollment in future studies, potential for the receipt of future option exercise, milestones or royalty payments from BeiGene, and other future expectations, plans and prospects. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics’ periodic filings with the SEC, including Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on April 1, 2019, and Leap’s Quarterly Reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACTS:

Douglas E. Onsi

Chief Financial Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Heather Savelle

Investor Relations

Argot Partners

212-600-1902

heather@argotpartners.com